Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-122620

                        WIRELESS AGE COMMUNICATIONS, INC.

                         PROSPECTUS SUPPLEMENT NUMBER 1
                     (To Prospectus dated December 27, 2005)

                                DECEMBER 30, 2005

On December 30, 2005, Mr. Gary N. Hokkanen, Chief Financial Officer of Wireless Age Communications, Inc. (the "Company"), entered into an Employment Agreement with the Company. Mr. Hokkanen has served as the Company's Chief Financial Officer since May of 2003. The Employment Agreement will be retroactive to October 1, 2005.

The Company previously reported on a Form 8-K filed on October 6, 2005, that Mr. Hokkanen had been compensated through a Management Services Agreement with Simmonds Mercantile and Management Inc. ("SMMI" and the "SMMI Management Services Agreement"). Under the SMMI Management Services Agreement the Company was obligated to pay SMMI US$35,000 per month for the collective services of Mr. John Simmonds, as CEO (prior to his resignation on September 12, 2005), Ms. Carrie Weiler, as Corporate Secretary, and Mr. Hokkanen, as CFO. The Management Services Agreement was terminated effective October 1, 2005 and as part of the Termination Agreement between the Company and SMMI, Mr. Hokkanen was offered employment directly with the Company. Ms. Weiler was offered and accepted a consulting arrangement for her services as Corporate Secretary of the Company.

Under the terms of the Employment Agreement, Mr. Hokkanen will receive annual compensation of CAD$175,000 (approximately US$150,000) beginning January 1, 2006. For the period October 1, 2005 to December 31, 2005, Mr. Hokkanen received annual compensation of CAD$160,000 (approximately US$138,000), the same compensation he received from SMMI under the SMMI Management Services Agreement. Mr. Hokkanen is also to receive an annual bonus of CAD$50,000 (approximately US$43,000) based on a yet to be determined annual criteria. Mr. Hokkanen's Employment Agreement contains other customary terms and conditions.

A copy of the Employment Agreement is attached as Exhibit 99.1 to Form 8K filed by the Company as of even date herewith and incorporated herein as an exhibit by reference thereto.

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